                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        MEMC ELECTRONIC MATERIALS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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

                        MEMC ELECTRONIC MATERIALS, INC.

                      501 Pearl Drive (City of O'Fallon)

                          St. Peters, Missouri 63376

                                   NOTICE OF
                        ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 7, 2001

   MEMC Electronic Materials, Inc. will hold its 2001 Annual Stockholders' Meeting at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105, on Monday, May 7, 2001 at 10:00 a.m., local time, for the following purposes:

  1. To elect directors; and

  2. To transact such other business as may properly come before the meeting and all adjournments thereof.

   The Board of Directors has fixed March 12, 2001 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and all adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our executive offices not less than ten days prior to the annual meeting and at the meeting.

                                          Sincerely,


                                          /s/ HELENE F. HENNELLY
                                          HELENE F. HENNELLY
                                          Secretary

March 26, 2001

   Whether or not you plan to attend the meeting, so that your shares will be represented, please complete the enclosed proxy card, and sign, date and return it in the enclosed envelope, which does not require postage if mailed in the United States. You may withdraw your proxy at any time before it is voted.

                               TABLE OF CONTENTS

                                                                          Page
                                                                         Number
                                                                         ------
Proxy Statement--Voting Procedures......................................    1
Election of Directors...................................................    2
Information About Nominees and Continuing Directors.....................    2
Common Stock Ownership by Directors and Executive Officers..............    4
Ownership of MEMC Common Stock by Certain Beneficial Owners.............    5
Board of Directors--Committees..........................................    5
Report of Audit Committee...............................................    7
Principal Accounting Firm Fees..........................................    7
Compensation Committee Report on Executive Compensation.................    8
Summary Compensation Table..............................................   10
Option Grants in Last Fiscal Year.......................................   11
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
 Option Values..........................................................   12
Stock Price Performance Graph...........................................   19
Certain Transactions....................................................   20
Stockholder Proposals for 2002 Annual Meeting...........................   22
Other Matters...........................................................   23
Appendix A: Audit Committee Charter.....................................   24

                      PROXY STATEMENT--VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

   MEMC is soliciting proxies to be used at our 2001 Annual Stockholders' Meeting. This proxy statement and the proxy card will be mailed to stockholders beginning March 26, 2001.

Who Can Vote

   Record holders of MEMC common stock on March 12, 2001 may vote at the annual meeting. On March 12, 2001, there were 69,612,900 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted. Each share of common stock is entitled to one vote on each matter submitted to a vote at the annual meeting.

How You Can Vote

  . By Proxy--Simply mark your proxy card, date and sign it, and return it in the envelope provided.
  . In Person--You can come to the annual meeting and cast your vote there.
    If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a legal proxy or power of attorney from the nominee and present it at the meeting to establish your right to vote the shares.

How You May Revoke or Change Your Vote

   If you give a proxy, you may revoke it at any time before your shares are voted. You may revoke your proxy in one of three ways:

  . Send in another proxy with a later date;
  . Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy; or
  . Vote in person at the annual meeting.

Special Voting Rules for Participants in MEMC Retirement Savings Plan

   The MEMC Stock Fund holds MEMC common stock as an investment alternative for participants in the MEMC Retirement Savings Plan. Plan participants may direct the plan's trustee how to vote the shares held by the plan, but only if the participant signs and returns a voting direction card. If cards representing shares held in the plan are not returned, the trustee will vote those shares in the same proportion as the shares for which signed cards are returned by other participants.

Quorum

   A majority of the outstanding shares entitled to vote at the annual meeting represented in person or by proxy will constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have authority to do so. Shares represented by proxies that are marked "withhold" with respect to the election of one or more directors will be counted as present in determining whether there is a quorum.

Vote Required

   If a quorum is present at our annual meeting, the following vote is required for approval of each matter to be voted on:

 Election of Two Directors A plurality of the shares entitled to vote and present in person or by proxy at the meeting must be voted "FOR" each nominee. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the annual meeting. Consequently, any shares represented by proxies that are marked "withhold" will have no impact on the election of directors.

Costs of Solicitation

   We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited personally or by telephone by our regular employees without additional compensation. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

Selection of Auditors

   We have appointed KPMG LLP as our independent accountant for the current year ending December 31, 2001. KPMG LLP was our independent accountant for the year ended December 31, 2000. A representative of KPMG LLP will be present at the 2001 Annual Stockholders' Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

                             ELECTION OF DIRECTORS

   The Board of Directors consists of nine members organized into three classes, with each class consisting of three members and with each director elected to serve for a three-year term. There is currently one vacancy on the Board. This vacancy was created by the resignation of Mr. Ludger H. Viefhues in 1999. The term of Mr. Viefhues would have expired at our 2001 annual meeting. The Board has not identified a replacement for Mr. Viefhues. As such, after this annual meeting, one vacancy will remain on the Board in the class whose term will expire at our 2004 annual meeting. Under the terms of our Restated Certificate of Incorporation and Restated By-Laws, the Board may fill this vacancy at any time.

   Two directors will be elected at our 2001 annual meeting to serve for a three-year term expiring at our annual meeting in the year 2004. The Board has nominated Dr. Alfred Oberholz and Prof. Dr. Wilhelm Simson for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for a new term. Each nominee elected as a director will continue in office until his successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the annual meeting, the persons named on the enclosed proxy card may vote for any alternative designated by the present Board.

   You may not vote for more than the number of nominees listed on the enclosed proxy card. The persons named on the enclosed proxy card intend to vote the proxy representing your shares for the election of the two nominees named above, unless you indicate on the proxy card that the vote should be withheld or you indicate contrary directions. If you sign and return the proxy card without giving any direction, the persons named on the enclosed proxy card will vote the proxy representing your shares FOR the election of the two nominees named on the proxy card.

                The Board of Directors recommends a vote "FOR"
                 the election of these nominees as directors.

              INFORMATION ABOUT NOMINEES AND CONTINUING DIRECTORS

   Please review the following information about the nominees and other directors continuing in office.

Nominees for Election in 2001

   Dr. Alfred Oberholz, Director since 1997, Age 48

  Member of the Board of Management of Degussa AG, a specialty chemicals company and an affiliate of MEMC, since 2001; Member of the Board of Management of Degussa-Huls AG, a specialty chemicals company and an affiliate of MEMC, from 1999 to 2001; Member of the Board of Management of Huls AG, a specialty chemicals company and an affiliate of MEMC, from 1998 to 1999; Deputy Member of the Board of Management of Huls AG from 1996 to 1998; Head of Silicones/Silanes Business Unit of Huls AG from 1995 to 1996; Member of the Supervisory Boards of Rohm GmbH, an affiliate of MEMC, DMC/2/ AG, an affiliate of MEMC, and ASTA Medica AG, an affiliate of MEMC.

   Prof. Dr. Wilhelm Simson, Director since 2000, Age 62

  Chairman of the Board of MEMC since 2000; Chairman of the Board of Management and Co-Chief Executive Officer of E.ON AG, a diversified holding company with a focus in energy and specialty chemicals and the parent of MEMC, since 2000; Chairman of the Board of Management of VIAG AG, a diversified holding company with a focus in telecommunications, energy and specialty chemicals, from 1998 to 2000; Chairman of the Board of Management and Personnel Director of SKW Trostberg AG, a specialty chemicals company, from 1991 to 1998; Chairman of the Supervisory Boards of Degussa AG and Goldschmidt AG, an affiliate of MEMC.

Continuing Directors

   Dr. Hans Michael Gaul, Director since 1998, Age 59
   (Continuing in Office--Term Expiring in 2003)

  Member of the Board of Management of E.ON AG since 2000; Member of the Board of Management of VEBA AG, a diversified holding company with a focus in energy and specialty chemicals and the former parent of MEMC, from 1990 to 2000; Chief Financial Officer of VEBA AG from 1996 to 2000; Deputy Chairman of the Board of Management of PreussenElektra AG, an integrated power utility and an affiliate of MEMC, from 1993 to 1996; Member of the Board of Management of PreussenElektra AG from 1978 to 1996; Chairman of the Supervisory Boards of Viterra AG, an affiliate of MEMC, and Stinnes AG, an affiliate of MEMC; Member of the Supervisory Boards of Degussa AG, Allianz Versicherungs-AG, RAG Aktiengesellschaft, an affiliate of MEMC, Deutsche Krankenversicherung AG, Volkswagen AG, E.ON Energie AG, an affiliate of MEMC, VEBA Oel AG, an affiliate of MEMC, and STEAG AG, an affiliate of MEMC; Director of E.ON North America, Inc., an affiliate of MEMC.

   Helmut Mamsch, Director since 1998, Age 56
   (Continuing in Office--Term Expiring 2003)

  Chairman of the Board of MEMC from 1998 to 2000; Member of the Board of Management of VEBA AG from 1993 to 2000; Chairman of the Board of Management of Stinnes AG, a global logistics service provider, from 1996 to 1998; Chairman of the Board of Management of Raab Karcher AG, a service and distribution company and an affiliate of MEMC, from 1991 to 1996; Member of the Board of Directors of Logica Plc; Member of the Supervisory Boards of K&S Aktiengesellschaft and Readymix AG.

   Willem D. Maris, Director since 1995, Age 61
   (Continuing in Office--Term Expiring 2002)

  President and Chief Executive Officer of ASM Lithography Holdings, a semiconductor equipment and materials supplier, from 1990 to 1999; Chairman of the Supervisory Board of BE Semiconductor Industries N.V.; Member of the Board of Directors of Photronics, Inc.

   Paul T. O'Brien, Director since 1995, Age 55
   (Continuing in Office--Term Expiring 2002)

  Executive Vice President and a Director of Degussa-Huls Corporation, a specialty chemicals company and an affiliate of MEMC, since 1999; Executive Vice President of CREANOVA Inc., a specialty chemicals company and an affiliate of MEMC, from 1992 to 1999; General Counsel and Secretary of CREANOVA Inc. from 1985 to 1999.

   Michael B. Smith, Director since 1995 and from 1989 to 1993, Age 64 (Continuing in Office--Term Expiring in 2003)

  Chairman of Cantabs, Inc., a global trade and investment consulting firm, since 2000; Vice Chairman of Global USA, Inc., a global trade and investment consulting firm, from 1997 to 2000; Senior Principal of Capitoline/Manning, Selvage & Lee, a global trade and investment consulting firm, from 1996 to 1997.

   Klaus R. von Horde, Director since 1997, Age 58
   (Continuing in Office--Term Expiring 2002)

  Chief Executive Officer of MEMC since 1999; President of MEMC since 1997; Chief Operating Officer of MEMC from 1997 to 1999; Chief Executive Officer and Chairman of the Management Board of Carl Schenck AG, a German engineering and equipment manufacturing company, from 1993 to 1997.

                           COMMON STOCK OWNERSHIP BY
                       DIRECTORS AND EXECUTIVE OFFICERS

   The following table lists the beneficial ownership of MEMC's common stock and the capital stock of MEMC's parent company, E.ON AG, as of January 31, 2001 by each of our directors, each executive officer named in the Summary Compensation Table below, and all directors and executive officers as a group. Except as indicated below, each person has the sole power to vote and transfer his or her shares.

                                                                         Ownership of E.ON AG
                                  Ownership of MEMC Common Stock            Capital Stock
                          ---------------------------------------------- -------------------------
                          Shares Shares Which May
Directors and Executive   Owned    Be Obtained             % of Shares   Shares       % of Shares
Officers                   (1)    Within 60 Days   Total  Outstanding(2)  Owned       Outstanding
-----------------------   ------ ---------------- ------- -------------- -----------  ------------
Marcel Coinne...........     --      137,504      137,504        *               --               *
Dr. John P. De Luca.....  16,504      67,354       83,858        *               --               *
Dr. Hans Michael Gaul...     --        2,633        2,633        *             1,000              *
Julius R. Glaser........     --       10,400       10,400        *               --               *
Jonathon P. Jansky......   2,200      53,900       56,100        *               --               *
Helmut Mamsch...........     --        3,900        3,900        *             1,000              *
Willem D. Maris.........     --        6,300        6,300        *               --               *
Dr. Alfred Oberholz.....     --        5,950        5,950        *               --               *
Paul T. O'Brien.........     --        6,300        6,300        *               --               *
Prof. Dr. Wilhelm
 Simson.................     --          --           --         *             2,000              *
Michael B. Smith........     400       6,300        6,700        *               --               *
James M. Stolze.........  34,504      94,504      129,008        *               --               *
Klaus R. von Horde......     --      183,000      183,000        *               --               *
All directors and
 executive officers as a
 group (16 persons).....  53,608     639,695      693,303        *             4,000              *

--------
*Represents less than 1% of MEMC's outstanding common stock and E.ON AG's outstanding capital stock, respectively, as of January 31, 2001.

(1) The following directors and executive officers share voting and investment power with their spouses: Mr. Jansky -- 2,200 shares; Mr. Smith -- 400 shares; and Mr. Stolze -- 8,000 shares.

(2) The number of shares outstanding for purposes of these calculations is the sum of (1) the 69,612,900 shares of MEMC common stock outstanding on January 31, 2000 and (2) the number of shares of MEMC common stock which the person or group may obtain within 60 days of January 31, 2001.

                        OWNERSHIP OF MEMC COMMON STOCK
                         BY CERTAIN BENEFICIAL OWNERS

   The following table lists the persons known by us to beneficially own 5% or more of our common stock as of January 31, 2001.

                                                                     Percentage
                                                   Number of Shares   of Shares
Name and Address of Beneficial Owner              Beneficially Owned Outstanding
------------------------------------              ------------------ -----------
E.ON North America, Inc..........................     21,490,942(1)     30.9%
405 Lexington Avenue, 38th Floor
New York, NY 10174
VEBA Zweite Verwaltungsgesellschaft mbH..........     28,469,028(1)     40.9%
Bennigsenplatz 1
D-40474 Dusseldorf, Germany
State of Wisconsin Investment Board..............      5,064,500(2)      7.3%
P.O. Box 7842
Madison, WI 53707

--------

(1) Based on information contained in Amendment No. 3 to Schedule 13D jointly filed with the Securities and Exchange Commission by E.ON AG (formerly, VEBA AG) and its direct and indirect, wholly owned subsidiaries, E.ON North America, Inc. (formerly, VEBA Corporation) and VEBA Zweite Verwaltungsgesellschaft mbH, on September 27, 1999. E.ON AG and E.ON North America, Inc. have sole voting power and sole investment power over all 21,490,942 shares owned by E.ON North America, Inc. E.ON AG and VEBA Zweite Verwaltungsgesellschaft have sole voting power and sole investment power over all 28,469,028 shares owned by VEBA Zweite Verwaltungsgesellschaft. In Amendment No. 3 to the Schedule 13D, E.ON AG indicated that it is currently focusing on its core businesses and has determined to dispose of its interests in certain non-core business areas over time. This includes the shares of MEMC common stock indirectly owned by E.ON AG. E.ON AG also indicated that various non-core investments, including the investment in MEMC held by E.ON AG and its subsidiaries, will be systematically and optimally divested.

(2) Based on information contained in Amendment No. 3 to Schedule 13G filed with the Securities and Exchange Commission by The State of Wisconsin Investment Board on February 9, 2001. The State of Wisconsin Investment Board has sole voting power and sole investment power over all 5,064,500 shares.

                       BOARD OF DIRECTORS -- COMMITTEES

Audit Committee

   The Audit Committee assists the Board in overseeing and monitoring our financial reporting process. In this regard, the Audit Committee reviews the Company's financial reports to stockholders and reviews and assesses our financial reporting process along with our system of internal controls. The Audit Committee also recommends the Company's independent accountants and reviews their services. Messrs. Maris and Smith serve on this Committee. The Audit Committee met four times in 2000. The full text of the Audit Committee Charter is set forth in Appendix A.

Compensation Committee

   The Compensation Committee:

  . Selects the executive and salaried employees who participate in our executive compensation program
  . Periodically reviews management development efforts

  . Reviews and approves new compensation programs
  . Sets base salaries for certain executives
  . Reviews and approves base salaries of certain newly hired executives
  . Approves annual cash incentive plan participants, targets and award amounts
  . Approves participants and awards under long-term equity incentive programs
  . Approves profit sharing programs
  . Reviews and approves annual adjustments in compensation necessitated by competitive, inflationary or governmental pressures
  . Reviews and approves compensation for our Board

   Prof. Dr. Simson, Drs. Gaul and Oberholz and Messrs. Mamsch, O'Brien and Smith serve on this Committee. The Compensation Committee met three times in 2000.

Environmental, Safety and Health Committee

   The Environmental, Safety and Health Committee:

  . Ensures that MEMC implements and maintains uniform environmental, safety and health standards and performance expectations at all our locations which protect the environment and the health and safety of our employees and surrounding communities
  . Ensures that we maintain an effective process for evaluating the potential environmental, safety and health impacts of our new capital expenditures
  . Evaluates the impact that existing and developing environmental, safety and health laws, regulations, trends and issues may have on our operations, personnel and performance
  . Ensures that we take appropriate actions to minimize or mitigate the impact of such laws, regulations, trends and issues on MEMC, our operations and our personnel
  . Monitors our processes, performance and allocated resources in the environmental, safety and health areas

   Messrs. O'Brien, Smith and von Horde serve on this Committee. The Environmental, Safety and Health Committee met four times in 2000.

Planning and Capital Expenditures Committee

   The Planning and Capital Expenditures Committee reviews our planned capital expenditures and makes recommendations to the Board regarding these expenditures. Prof. Dr. Simson, Drs. Gaul and Oberholz and Messrs. Mamsch, Maris and von Horde serve on this Committee. The Planning and Capital Expenditures Committee met three times in 2000.

Director Nominations

   We do not have a standing nominating committee. Our Board performs this function. The Board accepts nominations of persons for election to the Board of Directors by any MEMC stockholder who is a stockholder on the record date for the annual meeting and who submits a notice to us setting forth the information about both the nominee (including information required by the federal proxy solicitation rules) and the stockholder making the nomination. See "STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING," below.

Director Compensation and Attendance

   Employee directors receive no additional compensation for serving on the Board and its Committees.

   Non-employee directors receive the following fees for their service on the Board and its Committees:

  . $25,000 annual Board retainer
  . $3,000 annual retainer for each Committee ($6,000 for a chairperson)

  . $1,000 for each Board meeting attended
  . $1,000 for each Committee meeting attended ($2,000 for a chairperson)

   In addition, on January 1, 2000 we granted each non-employee director stock options to purchase 2,100 shares of MEMC common stock. We also granted Prof. Dr. Simson stock options to purchase 900 shares of MEMC common stock upon his appointment to the Board on August 3, 2000. One-third of these stock options will vest on the first, second and third anniversaries of the date of grant.

   The Board met four times in 2000. During 2000, all directors attended 75% or more of the Board and Committee meetings on which they served, except for Drs. Gaul and Oberholz who attended 70% of the Board and Committee meetings on which they served because they were each unable to attend the Board meeting and two Committee meetings held in May 2000.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee of the MEMC Board of Directors is currently composed of two independent directors and operates under a written charter adopted by the Board of Directors. A copy of the charter is attached as an appendix to this proxy statement.

   We have met and held discussions with MEMC management and with MEMC's independent accountants, KPMG LLP. We have reviewed and discussed the consolidated financial statements of MEMC for 2000 with MEMC management. We discussed with KPMG matters required to be discussed by generally accepted auditing standards, including standards set forth in Statement on Auditing Standards No. 61.

   KPMG also provided to us the written disclosures regarding their independence required by Independence Standards Board Standard No. 1, and we discussed with KPMG their independence.

   Based on these reviews and discussions, we recommended to the Board of Directors that the audited consolidated financial statements for 2000 be included in MEMC's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

Ambassador Michael Smith (Chairman)
Willem Maris

                        PRINCIPAL ACCOUNTING FIRM FEES

   The following table sets forth the aggregate fees paid or payable to KPMG LLP, the Company's principal accounting firm, for the 2000 fiscal year:

            Audit Fees........................ $  580,000
            Financial Information Systems
              Design and Implementation
               Services.......................        --
            All Other Fees....................    850,000
                                               ----------
            T O T A L -- All Services......... $1,430,000
                                               ==========

   The Audit Committee has considered and determined that the provision of non-audit services by KPMG LLP in 2000 is compatible with maintaining KPMG LLP's independence.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   Our executive compensation program is based on the premise that a balance is required between our need to operate our business in an effective and profitable manner and the competitiveness of rewards in competing for management talent in the marketplace. The Compensation Committee reviews this program at least annually to ensure that this balance is maintained.

Policies, Goals and Responsibilities

   The objective of the Compensation Committee is to establish compensation at a level that will allow us to attract, retain and motivate the caliber of individuals required to manage and expand our business. We establish compensation levels using guidelines developed by internationally recognized compensation consultants. These guidelines are based upon survey data of comparable U.S. companies, or comparable companies in the relevant geographic area where an executive is located.

   Our 2000 guideline for executive compensation was based on the Towers Perrin Executive Compensation Survey Database, General Industry, with a special emphasis placed on a subset of the Towers Perrin Executive Compensation Survey Database that included companies in the electric and electronic equipment industries. We consider the companies included in these surveys to be representative of those with which we compete for executive officers and employees. To retain and attract key executives, for 2000 the Compensation Committee utilized a compensation guideline that targets base salaries and annual incentives for executive officers at the 50th percentile of the surveys. For long-term equity incentives, the Compensation Committee did not rely on the survey levels but determined award levels for executive officers based on individual roles, responsibilities and performance.

   Our 2000 executive compensation program consisted of three components: (1) base salary, (2) annual cash incentive awards, and (3) long-term equity incentive awards.

Base Salaries

   We review the base salary of each executive officer on an annual basis. In making base salary decisions, the Compensation Committee first reviews the comparable salary ranges from the compensation surveys. In addition, we consider certain other factors and use discretion as appropriate when setting base salary levels. For 2000, we continued to use an overall compensation guideline that targets base salaries for executive officers at the 50th percentile of companies included in the compensation surveys. In setting base salaries for 2000, the Compensation Committee also considered the significantly improved performance of the Company, the competitive position of each executive officer's base salary in the market, personal performance and level of contribution.

   At his request, Mr. von Horde, the Company's CEO, received no increase in base salary in 2000. Mr. von Horde's 2000 base salary was $520,000.

Annual Cash Incentive Awards

   Participation in our Annual Incentive Bonus Plan is discretionary and the plan is non-contractual. Under current practice, we make annual cash awards to certain management, professional and technical personnel to recognize and reward individual and corporate performance.

   The Compensation Committee establishes a performance/payout schedule each year to set target bonuses (as a percentage of base salary) for each designated participant. For 2000, we continued the use of the overall compensation guideline that targets annual incentives for executive officers at the 50th percentile of companies included in the compensation surveys. In setting target bonuses for 2000, we also considered personal performance and level of contribution and the need to retain and attract key executive officers as the Company continued to recover from the difficult market and financial conditions experienced in the last several years. The Compensation Committee generally did not adjust the target annual bonus levels for executive officers as compared with 1999, except in cases of substantial changes in responsibility. The 2000 target bonus levels for participants ranged from 8% to 140% of each participant's annual base salary.

   The 2000 annual incentive award for executive officers was subject to three factors: (1) the Company's performance against a certain financial target, (2) the participant's performance against his or her individual goals and (3) a discretionary award as determined by management. A certain percentage of a participant's target bonus was dependent on each of these factors, and each factor was independent of the other factors.

   In 2000, if the financial target was met, then each participant who was an executive officer received fifty percent (50%) of his or her target bonus. Each such participant could receive up to twenty-five percent (25%) of his or her target bonus based on his or her performance against individual goals. The remaining twenty-five percent (25%) of each such participant's target bonus was discretionary.

   The Company achieved a substantial portion of the financial target in 2000. As a result of the Company's significantly improved financial performance, the Compensation Committee authorized payment of the fifty percent (50%) portion of the target bonus that was dependent on this factor. The individual goal achievement and discretionary portions of the target bonus were determined for each participant on an individual basis.

   Mr. von Horde received an annual incentive bonus of $691,600 in 2000 based on his target bonus of 140% of base salary and the performance of the Company and Mr. von Horde relative to the factors used to determine his annual incentive bonus. As indicated above, Mr. von Horde received the fifty percent (50%) portion of his annual incentive bonus that was based on the Company's financial performance. We determined the remainder of Mr. von Horde's annual incentive bonus based on several factors, including his individual leadership, his contribution to the significant improvement in the Company's financial performance and the progress of the Company toward attaining its operational and strategic goals.

Long-Term Incentive Awards

   Our long-term incentive bonus plan provides for equity-based compensation in the form of annual grants of non-qualified stock options with twenty-five percent (25%) of such options vesting on each anniversary of the date of grant. The non-qualified stock options have an exercise price equal to 100% of the market value of the Company's stock on the date of grant.

   In 2000, the Compensation Committee used discretion in determining stock option award levels for executive officers taking into consideration individual roles and responsibilities, along with personal performance and level of contribution.

   Mr. von Horde's employment agreement provides for annual grants of stock options to purchase a number of shares with a face value of 200% of his base salary, not to exceed 100,000 shares in any one year. Consistent with this employment agreement, in 2000 we awarded Mr. von Horde non-qualified stock options to purchase 100,000 shares of stock.

Members of the Compensation Committee

   Prof. Dr. Wilhelm Simson, Chairman
   Dr. Hans Michael Gaul
   Mr. Helmut Mamsch
   Dr. Alfred Oberholz
   Mr. Paul T. O'Brien
   Ambassador Michael B. Smith

                          SUMMARY COMPENSATION TABLE

                                                                                Long-Term
                                                                               Compensation
                                           Annual Compensation                    Awards
                               --------------------------------------------    ------------
                                                                                Securities   All Other
        Name and                                             Other Annual       Underlying  Compensation
   Principal Position     Year Salary ($)(1) Bonus ($)(2)  Compensation ($)    Options (#)     ($)(3)
------------------------  ---- ------------- ------------  ----------------    ------------ ------------
Klaus R. von Horde (4)    2000    519,984      691,600             --            100,000        7,140
Chief Executive Officer   1999    505,853      330,000             --            109,000        1,854
 and President            1998    420,806(5)    97,072             --            138,000          --

James M. Stolze           2000    275,496      202,000             --             40,000        6,322
Executive Vice President  1999    260,088      214,000             --             39,200        6,720
 and                      1998    257,586      157,514             --             49,600        6,720
Chief Financial Officer

Marcel Coinne (6)         2000    241,231      167,000         136,799(7)         25,000      128,347
Former Corporate Vice     1999    230,000      198,000         103,969(8)         43,200      151,383
 President                1998    218,002(9)   171,313(9)      260,607(9)(10)     54,800       90,746(9)
Marketing Operations

Dr. John P. De Luca       2000    198,200      135,000             --             25,000        6,845
Corporate Vice President  1999    185,800      175,000             --             25,200        6,720
Technology                1998    183,800      146,678             --             32,000        7,261

Julius R. Glaser (11)     2000    210,000      120,000             --             25,000        5,513
Corporate Vice President  1999    158,333       54,000          33,399(12)        10,800          --
Global Sales and
 Marketing

Jonathon P. Jansky        2000    220,000      160,000             --             40,000        6,393
Corporate Vice President  1999    205,000      156,710             --             36,000        6,720
Operations                1998    181,350      120,646             --             30,600        6,720

--------
(1) Amounts shown include cash compensation earned and received as well as cash compensation earned but deferred at the election of the executive officer. For Mr. Coinne, amount shown for 2000 includes $20,308 paid in lieu of accrued vacation.
(2) The amounts shown in this column consist of the following:
   Annual incentive bonuses (under annual incentive bonus plan):
  . Mr. von Horde, $691,600 in 2000, $330,000 in 1999 and $97,072 in 1998
  . Mr. Stolze, $202,000 in 2000, $89,000 in 1999 and $32,514 in 1998
  . Mr. Coinne, $167,000 in 2000, $73,000 in 1999 and $36,418 in 1998
  . Dr. De Luca, $135,000 in 2000, $50,000 in 1999 and $21,678 in 1998
  . Mr. Glaser, $120,000 in 2000 and $44,000 in 1999
  . Mr. Jansky, $160,000 in 2000, $73,000 in 1999 and $36,936 in 1998

   Special incentive bonuses (under special incentive bonus program):
  . Mr. Stolze, $125,000 in both 1999 and 1998
  . Mr. Coinne, $125,000 in 1999 and $134,895 in 1998
  . Dr. De Luca, $125,000 in both 1999 and 1998
  . Mr. Jansky, $83,710 in both 1999 and 1998

   Special sign-on bonus:
  . Mr. Glaser, $10,000 in 1999
(3) For all executive officers other than Mr. Coinne and Dr. De Luca, the amounts shown in this column represent matching contributions by MEMC to the MEMC Retirement Savings Plan.
   For Mr. Coinne, the amounts shown in this column consist of the following:
   2000:
  . $104,155 consulting fees and expenses
  . $24,192 reimbursement of expenses incurred in connection with Mr.
    Coinne's repatriation to Belgium

   1999:
  . $70,000 installment of $115,000 adjustment payment in connection with Mr.
    Coinne's transfer of employment from Huls Benelux S.A., an affiliate of MEMC, to MEMC on October 1, 1998
  . $81,383 tax gross-up on $115,000 adjustment payment
   1998:
  . $45,000 installment of $115,000 adjustment payment in connection with Mr.
    Coinne's transfer of employment from Huls Benelux S.A. to MEMC on October 1, 1998
  . $45,746 allowance required by Belgian law in connection with Mr. Coinne's leaving the Belgian social security system and transfer of employment
  For Dr. De Luca, the amounts shown in this column consist of matching contributions by MEMC to the MEMC Retirement Savings Plan of $6,338, $6,720 and $6,720 in 2000, 1999 and 1998, respectively, and patent awards of $507 and $541 in 2000 and 1998, respectively.
(4) Mr. von Horde became Chief Executive Officer on February 17, 1999.
(5) Deutsche mark amounts have been translated into U.S. dollars at the noon buying rate in New York City for cable transfer in Deutsche marks as certified for customs purposes by the Federal Reserve Bank of New York on the last trading day of the fiscal year. On December 31, 1998, the noon buying rate was DM 1.6670 = $1.00.
(6) Mr. Coinne retired in December 2000.
(7) Includes $56,182 paid under Mr. Coinne's insurance contract with Royale Belge and $49,042 of tax equalization and tax gross-up payments associated with certain benefits provided by MEMC to Mr. Coinne.
(8) Includes $44,078 paid under Mr. Coinne's insurance contract with Royale Belge and $41,260 of tax equalization and tax gross-up payments associated with certain benefits provided by MEMC to Mr. Coinne.
(9) Belgian franc amounts have been translated into U.S. dollars at the noon buying rate in New York City for cable transfer in Belgian francs as certified for customs purposes by the Federal Reserve Bank of New York on the last trading day of the fiscal year. On December 31, 1998, the noon buying rate was BFr 34.36 = $1.00.
(10) Includes tax payments paid by MEMC in connection with Mr. Coinne's international assignment of $183,860. Until Mr. Coinne became an employee of MEMC on October 1, 1998, MEMC reimbursed Huls Benelux S.A. for direct payments of, among other things, a housing allowance, a vacation bonus and other payments made in connection with the international assignment.
(11) Mr. Glaser joined MEMC as Vice President, Sales in March 1999.
(12) Amount shown represents relocation allowances.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                         Potential Realizable
                                                                           Value at Assumed
                                                                         Annual Rates of Stock
                                                                        Price Appreciation for
                                       Individual Grants                    Option Term(1)
                         ---------------------------------------------- -----------------------
                           Number of    % of Total
                          Securities     Options
                          Underlying    Granted to  Exercise
                            Options    Employees in  Price   Expiration
          Name           Granted(#)(2) Fiscal Year   ($/Sh)     Date      5%($)       10%($)
          ----           ------------- ------------ -------- ---------- ---------- ------------
Klaus R. von Horde......    100,000        15.3%     12.25     1/1/10      770,396    1,952,335
James M. Stolze.........     40,000         6.1%     12.25     1/1/10      308,158      780,934
Marcel Coinne...........     25,000         3.8%     12.25    12/1/03       64,522      138,734
Dr. John P. De Luca.....     25,000         3.8%     12.25     1/1/10      192,599      488,084
Julius R. Glaser........     25,000         3.8%     12.25     1/1/10      192,599      488,084
Jonathon P. Jansky......     40,000         6.1%     12.25     1/1/10      308,158      780,934

--------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of MEMC's common stock price. If MEMC's common stock does not increase in value, then the option grants described in the table will be valueless.

(2) Upon Mr. Coinne's retirement on December 1, 2000, the options granted to Mr. Coinne in 2000 vested and became exercisable for a period of three years. For each of the other named executive officers, options vest and become exercisable at the rate of 25% per year on January 1, 2001, January 1, 2002, January 1, 2003 and January 1, 2004. All options expire ten years from the date of grant. In the event of a change in control of MEMC and except as the Compensation Committee may otherwise determine, all restrictions and conditions on the remaining unvested stock options will lapse as of the date of the change in control. In addition, upon termination of employment due to death, permanent disability or retirement, all stock options become immediately exercisable. Finally, upon termination of employment within two years following a change of control, all stock options of participants in the Severance Plan for Senior Officers vest and become immediately exercisable. See "Severance Plan for Senior Officers."

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                    Number of Securities       Value of Unexercised
                                                   Underlying Unexercised     In-the-Money Options at
                           Shares                   Options at FY-End(#)           FY-End ($)(1)
                         Acquired on    Value     -------------------------- -------------------------
          Name           Exercise(#) Realized ($) Exercisable  Unexercisable Exercisable Unexercisable
          ----           ----------- ------------ -----------  ------------- ----------- -------------
Klaus R. von Horde......       --           --       96,250       250,750      32,359       97,078
James M. Stolze.........       --           --       60,904        95,600      11,638       34,913
Marcel Coinne...........   10,800       79,650      137,504(2)         --      38,475           --
Dr. John P. De Luca.....       --           --       45,804        60,900       7,481       22,444
Julius R. Glaser........       --           --        2,700        33,100       3,534       10,603
Jonathon P. Jansky......       --           --       31,650        83,150      10,688       32,063

--------
(1) The closing price of MEMC common stock on December 29, 2000, the last trading day prior to MEMC's year end, was $9.6875 per share.
(2) Upon Mr. Coinne's retirement on December 1, 2000, all of his options vested and became exercisable for a period of three years, except for options to purchase 16,504 shares granted to Mr. Coinne in July 1995 which are exercisable for a period of only one year from his retirement date.

Pension Plan

   MEMC sponsors the MEMC Pension Plan, a defined benefit pension plan covering most U.S. employees of MEMC and its subsidiaries.

   The basic benefit payable under the MEMC Pension Plan is determined based on a lump sum equal to 8% of a participant's "average total earnings" (as defined below) up to one-half of the Social Security wage base plus 12% of the participant's average total earnings over one-half of the Social Security wage base, multiplied by the participant's years of benefit service, less 2% of such amount for every year by which the current age of the participant is less than age 65 (the "Basic Formula").

   In addition to the normal annuity options, the benefit payable to employees hired on or after January 1, 1997, and to participants who were covered by the MEMC Southwest Inc. Pension Plan on December 31, 1996, is also available in an immediate lump-sum distribution at termination of employment. The benefit for other participants is payable only in the form of an annuity with monthly payments for life beginning at the participant's retirement age, the amount of which annuity is the actuarial equivalent value of the participant's lump-sum formula amount.

   Employees who were participants in our former Pension Plan for Salaried Employees (the "Salaried Plan"), a prior plan merged into the MEMC Pension Plan as of December 31, 1996, are entitled to a benefit calculated under the formula in effect as of such date under the Salaried Plan, if such benefit is greater than the benefit calculated under the Basic Formula. The basic benefit payable under the Salaried Plan formula is a single life annuity equal to 1.2% of the participant's average total earnings multiplied by the participant's years of benefit service. However, if the participant was hired in the United States by Monsanto Company ("Monsanto"), a prior owner of a substantial part of our business, before April 1, 1986 and was employed by us at any time during the period April 1, 1989 through May 31, 1989, or if the participant was employed by MEMC at any time during the period January 1, 1989 through March 31, 1989, the factor is 1.4% of the participant's "average total earnings" instead of 1.2%. If a participant with either the 1.2% or 1.4% formula retires on or after age 55 but prior to age 65, his benefit will be reduced 1/4% for each month that his retirement date precedes his 65th birthday. However, if the participant is under age 65 but at least age 55 at the time of his retirement, and the participant's age and years of vesting service add up to at least 80, then the benefit is not subject to any reduction.

   The basic benefit under either the 1.2% or 1.4% formula is reduced by the amount the participant is entitled to receive under any other designated Monsanto defined benefit pension plan.

   For purposes of the MEMC Pension Plan, "average total earnings" means twelve times the greater of (a) the monthly average earnings received in the 36 full calendar months immediately prior to the date of employment termination or (b) the monthly average of earnings received during the highest three of the ten calendar years immediately prior to the year in which employment terminates. "Earnings" means amounts paid to participants that are subject to federal income tax withholding (including salary and bonus payments), subject to certain adjustments. Generally, "earnings" utilized for pension formula purposes includes salary and annual bonus reported in the salary and bonus columns of the Summary Compensation Table. However, earnings utilized for pension formula purposes does not include payments in lieu of accrued vacation, sign-on bonuses and the special incentive bonuses paid in 1998 and 1999. In addition, since annual incentive bonuses are paid in the year following the year earned, such bonuses are included in earnings utilized for pension formula purposes in the year following the year such bonuses are reported in the bonus column of the Summary Compensation Table.

   Retirement benefits payable under qualified defined benefit plans are subject to the annual pension limitations imposed under Section 415 of the Internal Revenue Code, for which limitations vary annually. The Section 415 limitation for 2000 is $135,000. In addition, Section 401(a)(17) of the Internal Revenue Code specifies a maximum amount of annual compensation, also adjusted annually, that may be taken into account in computing benefits under a qualified defined benefit plan. The Section 401(a)(17) limitation for 2000 is $170,000. Our Supplemental Executive Pension Plan (the "MEMC SEPP"), a non-qualified and unfunded plan, provides benefits over the applicable Internal Revenue Code limitations. Benefits under the MEMC SEPP are payable in the form of a lump-sum distribution, in the form of an annuity with monthly payments for life beginning at the participant's retirement age, or in annual installments not to exceed fifteen years.

   The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated using the Basic Formula. The table is based on the 2000 Social Security Wage Base, a 6.0% interest rate and the GAM83(50/50) Mortality Table. The amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65.

                             Pension Plan Table(1)

                                            Years of Service
                         ------------------------------------------------------
      Remuneration         5      10      15      20      25      30      35
      ------------       ------ ------- ------- ------- ------- ------- -------
      $  125,000........  6,329  12,658  18,987  25,316  31,645  37,974  44,303

         150,000........  7,738  15,476  23,214  30,951  38,689  46,427  54,165

         175,000........  9,147  18,294  27,440  36,587  45,734  54,881  64,028

         200,000........ 10,556  21,111  31,667  42,223  52,779  63,334  73,890

         225,000........ 11,965  23,929  35,894  47,859  59,823  71,788  83,753

         250,000........ 13,374  26,747  40,121  53,494  66,868  80,242  93,615

         300,000........ 16,191  32,383  48,574  64,766  80,957  97,149 113,340

         400,000........ 21,827  43,654  65,482  87,309 109,136 130,963 152,791

         500,000........ 27,463  54,926  82,389 109,852 137,315 164,778 192,241

         600,000........ 33,099  66,197  99,296 132,395 165,493 198,592 231,691

         700,000........ 38,734  77,469 116,203 154,938 193,672 232,407 271,141

         800,000........ 44,370  88,740 133,111 177,481 221,851 266,221 310,591

         900,000........ 50,006 100,012 150,018 200,024 250,030 300,036 350,041

       1,000,000........ 55,642 111,283 166,925 222,567 278,208 333,850 389,492

   Mr. von Horde and Mr. Glaser are covered by the Basic Formula. As of December 31, 2000, Mr. von Horde has 2.8 years of benefit service and annualized average total earnings of $641,788. Under the terms of the MEMC Pension Plan and MEMC SEPP, because Mr. von Horde did not participate in the MEMC Pension Plan and MEMC SEPP until April 1, 1998, as of December 31, 2000, Mr. von Horde had no vested benefit. As of December 31, 2000, Mr. Glaser had
1.8 years of benefit service and annualized average total earnings of $230,857. Under the terms of the MEMC Pension Plan and MEMC SEPP, because Mr. Glaser joined MEMC in March 1999, as of December 31, 2000, Mr. Glaser had no vested benefit.

   The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated using the 1.4% Salaried Plan formula described above. As discussed above, the 1.4% formula is an alternative to the Basic Formula. The amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65 (without regard to the offsets described above).

                             Pension Plan Table(2)

                                                Years of Service
                                 -----------------------------------------------
      Remuneration                  20       25       30       35
      ------------               -------- -------- -------- --------
      $125,000.................. $ 35,000 $ 43,750 $ 52,500 $ 61,250

       150,000..................   42,000   52,500   63,000   73,500

       175,000..................   49,000   61,250   73,500   85,750

       200,000..................   56,000   70,000   84,000   98,000

       225,000..................   63,000   78,750   94,500  110,250

       250,000..................   70,000   87,500  105,000  122,500

       300,000..................   84,000  105,000  126,000  147,000

       400,000..................  112,000  140,000  168,000  196,000

       450,000..................  126,000  157,500  189,000  220,500

       500,000..................  140,000  175,000  210,000  245,000

   Dr. De Luca and Mr. Jansky are covered by the 1.4% formula. As of December 31, 2000, Dr. De Luca had 23.6 years of benefit service and annualized average total earnings of $252,388, and Mr. Jansky had 27.0 years of benefit service and annualized average total earnings of $234,709.

   The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated using the 1.2% Salaried Plan formula described above. As discussed above, the 1.2% formula is an alternative to the Basic Formula. The table presents the better of the Basic Formula or the grandfathered 1.2% formula for each level of remuneration and years of service classification as a single life annuity assuming retirement at age 65. The basic benefit is calculated using the 2000 Social Security Wage Base, a 6% interest rate and the GAM83(50/50) Mortality Table to convert the lump sums to annuities.

                             Pension Plan Table(3)

                                                            Years of Service
                                                        ------------------------
      Remuneration                                         5      10       15
      ------------                                      ------- ------- --------
      $225,000......................................... $13,500 $27,000 $ 40,500
       250,000.........................................  15,000  30,000   45,000
       300,000.........................................  18,000  36,000   54,000
       400,000.........................................  24,000  48,000   72,000
       500,000.........................................  30,000  60,000   90,000
       600,000.........................................  36,000  72,000  108,000
       700,000.........................................  42,000  84,000  126,000

   Mr. Stolze is eligible for the 1.2% formula. As of December 31, 2000, Mr. Stolze had 5.5 years of benefit service and annualized average total earnings of $360,145.

   Mr. Coinne retired from MEMC on December 1, 2000. He did not participate in either the MEMC Pension Plan or MEMC SEPP. Under his employment agreement, Mr. Coinne was covered by a pension arrangement maintained through an insurance contract with Royale Belge and a pension agreement with us. The Royale Belge contract duplicated the benefit provided under Mr. Coinne's prior employer's pension plan.

   Upon his retirement, Mr. Coinne was entitled to receive a pension benefit under his Royale Belge contract equivalent to a lump sum of BF 29,598,372 (approximately $640,000 using the exchange rate for Belgian francs on November 30, 2000). In addition, on January 31, 2001 Mr. Coinne received a lump sum payment from us of BF 26,676,514 (approximately $619,000 using the exchange rate for Belgian francs on January 31, 2001) under his pension agreement.

Employment Agreements

   Klaus R. von Horde

   On February 17, 1999, MEMC entered into an employment agreement with Mr. von Horde following his appointment as our President and Chief Executive Officer. This employment agreement provides that Mr. von Horde will be employed by MEMC as President and Chief Executive Officer from February 17, 1999 to March 31, 2003.

   Mr. von Horde's employment agreement includes the following:

  . An initial annual base salary of $520,000 which may be increased, but not decreased, at the discretion of the Compensation Committee based on performance and responsibilities assigned to Mr. von Horde
  . Annual grants of stock options under MEMC's 1995 Equity Incentive Plan, including annual stock option grants in January 2000, 2001 and 2002 comprised of options to purchase a number of shares with a face value of no less than 200% of Mr. von Horde's base salary, not to exceed 100,000 shares in any one year, with an exercise price per share equal to 100% of market value on the date of grant
  . Vesting of all stock options at the rate of 25% per year starting one year after the date of grant such that 100% vesting will occur on the fourth anniversary of the date of grant
  . Participation in our welfare and fringe benefit plans, the MEMC Pension
    Plan and the MEMC SEPP
  . An annual bonus under MEMC's annual incentive bonus plan with a target bonus of no less than 50% of his annual base salary

   Mr. von Horde's employment agreement provides that all stock options granted to him after February 17, 1999 will vest upon his retirement on or following March 31, 2003, or earlier, with the consent of the Compensation Committee. Under Mr. von Horde's previous employment agreement with the Company, all stock options granted to him prior to February 17, 1999 will vest upon his retirement on or following August 31, 2002 or earlier with the consent of the Compensation Committee.

   Either party may terminate Mr. von Horde's employment agreement upon twelve months' prior notice. In the event of Mr. von Horde's involuntary termination without cause (other than by reason of death, total and permanent disability or retirement at the end of the agreement term) or Mr. von Horde's resignation for good reason, he will be entitled to:

  . His base salary, benefits and pension credit through the notice period, the end of which will be the date of termination
  . A pro rata bonus for the year of termination to be paid at the same time and to the same extent (i.e., based on MEMC's performance for the full year) as bonuses are paid generally to MEMC's executives with respect to such year
  . Reimbursement for all reasonable relocation expenses incurred by him in returning to Germany with his family

  . All unvested options under MEMC's 1995 Equity Incentive Plan will vest and remain outstanding and exercisable for three years following his termination date unless the options are exercised or expire sooner by their terms
  . A lump-sum cash payment equal to six months' salary
  . Continued medical and dental plan coverage for six months (but not beyond
    March 31, 2003 or his return to Germany)
  . Pension service credit through March 31, 2003 for benefit accrual purposes
  . Accelerated pension vesting and waiver of early retirement reduction factors such that a full unreduced normal retirement pension amount (including benefits under the MEMC SEPP) will be available to Mr. von Horde six months after his termination date (or March 31, 2003, if sooner), based on at least five years of service

   In the event Mr. von Horde voluntarily retires on or after March 31, 2003:

  . His pension will be fully vested and the early retirement reduction factors shall be waived, such that a full unreduced normal retirement pension amount (including benefits under the MEMC SEPP) will be available to Mr. von Horde on his retirement date
  . He will also be entitled to continued medical and dental plan coverage until the earlier of (i) the first anniversary of his retirement date or
    (ii) his return to Germany

   James M. Stolze

   Mr. Stolze entered into an employment arrangement with MEMC effective as of June 16, 1995. Under this agreement, Mr. Stolze was appointed our Chief Financial Officer. The agreement has no specified term and contains no termination provision. The agreement provides for:

  . An initial annual base salary of $230,000
  . Annual incentives
  . Participation in any long-term incentive plan established by MEMC
  . Grants of options and restricted stock under MEMC's 1995 Equity Incentive
    Plan
  . A signing bonus of $327,994
  . Other pension and welfare benefits

   The agreement contains no provisions regarding payment in the event of termination or change of control.

   Marcel Coinne

   Mr. Coinne entered into a new employment arrangement with MEMC effective as of October 1, 1998. The agreement provided for:

  . An initial base salary of $230,000 per year, reduced by certain insurance and retirement expenses
  . Participation in MEMC's annual incentive bonus plan and long-term incentive bonus plan
  . Coverage under certain medical, dental, insurance and pension policies
  . Certain tax preparation, estate planning, tax planning and other legal services
  . A one-time payment of $115,000 payable in two installments

   Mr. Coinne retired from MEMC effective as of December 1, 2000. Under the terms of his employment agreement, MEMC reimbursed Mr. Coinne for certain relocation and transportation expenses incurred by Mr. Coinne following his retirement.

   Mr. Coinne entered into a consulting agreement with the Company effective as of December 4, 2000. Under the consulting agreement, Mr. Coinne will provide consulting services to the Company for a period of up to two (2) years commencing January 1, 2001. As compensation for the services to be provided by Mr. Coinne, the agreement provides for an up front payment of $100,000 plus a reasonable estimate of the miscellaneous costs to be incurred by Mr. Coinne in providing the consulting services.

   Julius R. Glaser

   Mr. Glaser entered into an employment agreement with MEMC effective as of February 10, 1999. Under this agreement, Mr. Glaser was appointed our Vice President, Sales. Mr. Glaser is currently our Corporate Vice President, Global Sales and Marketing. The agreement has no specified term and contains no termination provision. The agreement provides for:

  . An initial annual base salary of $200,000
  . Annual incentives
  . Participation in MEMC's long-term incentive plan
  . A signing bonus of $10,000
  . Relocation assistance
  . Other pension and welfare benefits

   The agreement contains no provisions regarding payment in the event of termination or change of control.

Severance Plan for Senior Officers

   On October 15, 1999, we adopted a severance plan for our senior officers. The plan provides severance benefits to certain key executive officers in the event of their termination of employment both before and after a change of control of MEMC. Executive Vice Presidents and Corporate Vice Presidents reporting to MEMC's Chief Executive Officer are eligible to participate in the plan. However, the Compensation Committee must designate all participants. There are currently six participants in the plan, including Dr. De Luca, Mr. Glaser, Mr. Jansky and Mr. Stolze.

   The plan has an initial term of three years ending October 15, 2002. After the initial term, the plan automatically renews for successive one-year terms until terminated on twelve months' prior notice to each participant. However, if there is a change in control of MEMC, the plan continues for two years following the change in control at which time the plan will terminate.

   The Compensation Committee may remove a participant from the plan by giving the participant twelve months' notice. However, no participant may be removed from the plan for two years following a change in control of MEMC.

   A participant is entitled to severance benefits under the plan in the event that he or she is:

  . Involuntarily terminated, other than for cause, while a participant in the plan; or

  . Constructively discharged within two years following a change in control of MEMC.

   A participant is not entitled to severance benefits under the plan in the event of his or her termination of employment on account of death, total and permanent disability, voluntary termination of employment by the participant or termination of employment by MEMC for cause.

   Participants who are entitled to severance benefits under the plan receive the following:

 Cash Compensation

  Salary: The greater of (1) one year's base salary in effect at the time of termination of employment without any accrued and unused vacation or (2) two weeks of such salary for each year of service with MEMC plus one additional week's salary plus accrued and unused vacation.

  Bonus: A pro rata bonus for the year of termination based on the number of days in the year before the termination date. The bonus will be determined based on the actual level of achievement of the relevant goals. However, if the termination of employment occurs within two years following a change in control, then (1) the pro rata bonus will be based on the full targeted level and
  (2) the participant will receive an additional payment equal to the bonus the participant would have received for the year of termination at the full targeted level.

 Stock Options

  If the termination of employment occurs within two years following a change in control, then the participant will be deemed to have retired for purposes of determining the vesting and expiration of all stock options previously granted to the participant.

 Retirement Benefits

  For purposes of determining benefits payable under the MEMC SEPP, the period used above to determine the salary severance benefit (e.g., either one year, or two weeks for each year of service plus one additional week) will be treated as additional service to MEMC.

 Medical and Dental Benefits

  A participant will receive a payment equal to the cost of 18 months of COBRA premiums for dental coverage for the same level of coverage the participant is enrolled immediately prior to his or her termination. In addition, if a participant is not eligible for retiree medical benefits, the participant will receive an additional payment equal to the cost of 18 months of COBRA premiums for medical coverage for the same level of coverage the participant is enrolled immediately prior to his or her termination. These payments will be grossed up for taxes.

Change in Control

   The Company's stock option plan and annual incentive bonus plan in which our named executive officers participate generally provide for acceleration of vesting and, in certain cases, payout of awards in the event of a change in control of the Company, as defined in those plans.

Compensation Committee Interlocks and Insider Participation

   During 2000, the Compensation Committee was comprised of Dr. Hans Michael Gaul, Mr. Helmut Mamsch, Dr. Alfred Oberholz, Mr. Paul T. O'Brien, Prof. Dr. Wilhelm Simson (after August 3, 2000), and Ambassador Michael B. Smith. Each of the members of the Compensation Committee, other than Mr. Mamsch and Ambassador Smith, are executive officers and/or directors of E.ON AG or one or more of its affiliates. Mr. Mamsch is a former executive officer of VEBA AG, a predecessor company of E.ON AG. E.ON AG, through certain of its subsidiaries, owns 71.8% of the outstanding shares of MEMC common stock. For a description of certain transactions and arrangements between MEMC and E.ON AG and its affiliates, see "Certain Transactions," below.

   None of the directors comprising the Compensation Committee has been an officer or employee of MEMC or any of its subsidiaries. Because the full Board of Directors approved certain compensation recommendations of the Compensation Committee, Mr. von Horde is deemed to have participated in deliberations of the Board of Directors regarding remuneration paid to executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

   Based on our review of the Forms 3, 4 and 5 furnished to us, all of the filings for our executive officers and directors and greater than 10% stockholders required under Section 16(a) of the Securities Exchange Act of 1934 were made on a timely basis in 2000.

                         STOCK PRICE PERFORMANCE GRAPH

   The graph below compares cumulative total stockholder return with the cumulative total return (assuming reinvestment of dividends) of the S&P 500 Index and the JPMorgan H&Q Semiconductor Index. The information on the graph covers the period from December 31, 1995 through December 31, 2000. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                              [Performance Graph]

                   December 31, December 31, December 31, December 31, December 31, December 31,
                       1995         1996         1997         1998         1999         2000
------------------------------------------------------------------------------------------------
  MEMC                 100           69           47           26           38           30
------------------------------------------------------------------------------------------------
  S&P 500              100          123          164          211          255          232
------------------------------------------------------------------------------------------------
  JPMorgan H&Q
   Semiconductor       100          130          137          192          478          399

                             CERTAIN TRANSACTIONS

   E.ON North America, Inc. (formerly, VEBA Corporation), a corporation owned by E.ON AG and its subsidiaries, and VEBA Zweite Verwaltungsgesellschaft mbH, another subsidiary of E.ON AG, collectively own 71.8% of the outstanding shares of MEMC common stock.

   In an effort to minimize conflicts of interest by members of our Board of Directors affiliated with E.ON AG or other related parties, the Audit Committee, or a special committee consisting entirely of independent directors, generally approves or ratifies any material transaction with a related party.

   In 2000, we made payments to E.ON AG and certain of its affiliates for software maintenance, equipment and services, credit commitments and interest. An affiliate of E.ON AG acts as broker for certain of our commercial insurance programs. We also participate in E.ON AG's global treasury management system. MEMC Pasadena, Inc., our granular polysilicon subsidiary, sells granular polysilicon to an affiliate of E.ON AG. The following discussion summarizes the significant agreements and arrangements between MEMC and E.ON AG and its affiliates.

Loan Agreements

   In 2000, MEMC incurred approximately $73.0 million in interest expense, commitment fees and other financing fees to E.ON AG and certain of its affiliates. We have entered into a number of credit and loan arrangements with E.ON AG and its affiliates. Our loan and credit agreements with E.ON AG and its affiliates provide that the maturities on all outstanding debt maturing prior to January 1, 2002 will be extended until their respective maturity date anniversaries in 2002 (but only in the event we have used our best efforts to obtain replacement financing on equivalent terms and conditions and have been unsuccessful). On December 31, 2000, we had approximately $829.2 million of U.S. dollar, euro and Japanese yen based loans outstanding with E.ON AG and its affiliates. These loans had interest rates ranging from 3.5% to 11.6%. We pay an annual commitment fee of 1/4 of one percent on the undrawn portion of these loans.

   For all loans that mature prior to January 1, 2002 and which maturities are extended by E.ON AG and its affiliates until 2002, the interest rates we must pay during the extension period will be adjusted to reflect the then-current interest rate spreads applicable to an average industrial borrower at an assumed credit rating. The assumed credit rating for these loans was assumed solely for purposes of these loans and does not reflect a view by MEMC or E.ON AG or its affiliates as to the actual rating that would be assigned by an independent rating agency. No independent rating agency currently rates MEMC's debt.

   In 2000, we borrowed 80 million euros (approximately $74 million) from an affiliate of E.ON AG to finance the purchase of an additional 40% interest in MEMC Korea Company (MKC), our Korean subsidiary. Under the terms of this loan, we are required to pay 100% of any net proceeds received from the issuance of equity or debt to the lending affiliate of E.ON AG as a mandatory principal repayment of this loan. We are also required to pay 75% of any cash received from MKC, through dividends, reductions or repurchases of equity, share redemptions or loans, to the lending affiliate of E.ON AG as a mandatory principal repayment of this loan. Under our remaining loan agreements with E.ON AG and its affiliates, we are obligated to use 75% of any proceeds from the issuance of debt and 50% of our annual free cash flow, which is net of capital expenditures, to pay down the principal of these loans. Finally, we have agreed that, without the consent of E.ON AG and certain of its affiliates, we cannot allow any encumbrances, such as mortgages and security interests, to be placed on our properties.

Treasury Management

   Under an informal arrangement, MEMC participates in E.ON AG's global treasury management system. As part of this arrangement, we generally offer E.ON AG or an affiliate a right of first refusal to act as our financial intermediary in transacting currency hedging activities. As a result of this arrangement, we have entered into a number of foreign exchange hedging contracts using E.ON AG or an affiliate as our financial intermediary. MEMC believes that these hedging arrangements with E.ON AG or an affiliate allow for transactions on terms that are comparable to terms available from unrelated third party financial intermediaries. The treasury management arrangements may be modified from time to time or terminated at any time on short notice, either by MEMC or E.ON AG or its affiliates.

Purchases of Equipment

   We purchase equipment and related maintenance services from an affiliate of Steag AG. E.ON AG holds a significant minority ownership interest in Steag AG. We believe that the price we pay for the equipment and services is not materially different from the price that we could obtain from unrelated third parties for comparable equipment and services. In 2000, we paid Steag AG and its affiliates approximately $2.5 million for equipment and related services.

Sales of Granular Polysilicon

   MEMC Pasadena, Inc., our granular polysilicon subsidiary, sells granular polysilicon to an affiliate of Siemens Solar GmbH. An affiliate of E.ON AG holds a significant minority ownership interest in Siemens Solar GmbH. We believe that the prices received by MEMC Pasadena, Inc. for these sales are comparable to the prices received by MEMC Pasadena, Inc. from sales to third parties. In 2000, MEMC Pasadena, Inc. sold approximately $4.9 million of granular polysilicon to the affiliate of Siemens Solar GmbH.

SAP Software

   We have obtained the use of SAP R/3 software and related maintenance services through E.ON AG, which has a license and maintenance contract with SAP AG. SAP R/3 software is a comprehensive enterprise resource planning software package designed to integrate our various business processes. In 1999, we paid E.ON AG a one-time fee of approximately $368,000 for the use of the SAP R/3 software. In addition, in 2000, we incurred expenses to E.ON AG of approximately $544,000 for annual maintenance charges related to SAP maintenance services. Because of E.ON AG's volume pricing, we believe that both the one-time fee and the annual maintenance charges are more favorable than we would be required to pay if we independently contracted with SAP for the license and maintenance services.

Insurance

   We have a blended liability insurance policy placed with an unrelated third party insurance company. Our participation in the blended liability policy was arranged by E.ON AG. The premiums on the blended liability policy were paid by E.ON AG on our behalf. In 1998, we reimbursed E.ON AG in the amount of $1.5 million for a three-year premium paid under this policy. An affiliate of E.ON AG also acts as a broker for certain commercial insurance programs for our Italian subsidiary. We believe that the premiums paid for the blended liability policy and the commercial insurance programs are comparable to premiums that are available from unrelated third parties.

Agreement for Communication Services

   MEMC has an arrangement with E.ON North America, Inc. covering our communication service needs. This arrangement allows MEMC to participate with E.ON North America, Inc. and several of its affiliates in a communication service agreement between E.ON North America, Inc. and AT&T. The term of the communication services agreement expires in 2001. In return for volume pricing discounts, E.ON North America, Inc. provided AT&T with minimum revenue commitments for each contract year during the term of the communication services agreement. MEMC entered into a reimbursement agreement with E.ON North America, Inc. which requires us to reimburse E.ON North America, Inc. if our payments to AT&T under the communication services agreement do not meet certain minimum levels for each contract year. To date, the Company has not made any reimbursement payments to E.ON North America, Inc. under this agreement.

Tax Agreements

   From 1990 to 1995, we were a party to various tax sharing agreements with E.ON North America, Inc. and its affiliates. The tax sharing agreements provided a method to determine each party's respective federal income tax liabilities. In 1995, we entered into a tax disaffiliation agreement with E.ON North America, Inc. terminating the tax sharing agreements. As a result, MEMC is now responsible for its own federal, state, and local tax returns and tax liabilities. Under the terms of the tax disaffiliation agreement, MEMC and E.ON North America, Inc. have agreed to indemnify each other from and against any additional federal income tax liability attributable to each other's operations that is determined to be due for taxable periods covered by the tax sharing agreements.

Registration Rights Agreement

   Under a registration rights agreement, as amended in 1999 in connection with our private placement to VEBA Zweite Verwaltungsgesellschaft mbH, we granted E.ON AG and its affiliates the right to demand registration of their MEMC common stock under federal securities laws. Except as described below, the demand rights are exercisable at any time and must be exercised for at least 25% of the MEMC common stock covered by the registration rights agreement. We may be required to effect up to three such demand registrations. E.ON AG and its affiliates will pay the expenses of any such demand registration. We are not obligated to take any action to register shares of MEMC common stock owned by E.ON AG and its affiliates:

  . during the period starting 30 days prior to the estimated date of filing of, and ending 90 days after the effective date of, any other registration statement filed by MEMC under federal securities laws
  . more than once during any six-month period
  . for up to 90 days after a request from E.ON AG or its affiliates if our President certifies that the MEMC Board of Directors has determined that such registration would interfere with a material transaction then being pursued by MEMC

   In addition, except in certain circumstances and subject to certain limitations, if MEMC proposes to register any shares of its common stock under the federal securities laws, E.ON AG or any affiliate of E.ON AG will be entitled to require us to include in the registration all or a portion of the shares of MEMC common stock owned by E.ON AG or such affiliate. We will pay the expenses of any such "piggyback" registration, other than underwriting discounts, commissions and filing fees relating to the MEMC common stock sold by E.ON AG or its affiliates.

   We have agreed to indemnify any underwriter in connection with any registration made under the registration rights agreement against certain liabilities, including liabilities under federal securities laws.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

   Stockholder proposals intended to be presented at our 2002 Annual Stockholders' Meeting must be received by us by November 26, 2001 for inclusion in our proxy statement and form of proxy card for that meeting.

   In order for a stockholder to nominate a candidate for director for election at an annual stockholders' meeting, under our Restated Certificate of Incorporation, we must receive timely notice of the nomination in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders' meeting. The stockholder filing a notice of nomination must include information about the nominee, such as name, address, occupation and shares held.

   In order for a stockholder to bring other business before an annual stockholders' meeting, we must receive timely notice in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders' meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement, form of proxy card and/or annual stockholders' meeting agenda under regulations governing the solicitation of proxies. The above time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

   In each case, the notice must be given to MEMC's Secretary, whose address is 501 Pearl Drive (City of O'Fallon), P. O. Box 8, St. Peters, Missouri 63376.

   Any stockholder desiring a copy of our Restated Certificate of Incorporation or Restated By-Laws will be furnished a copy without charge upon written request to our Secretary.

                                 OTHER MATTERS

   The Board of Directors knows of no other matters to be presented for consideration at the 2001 Annual Stockholders' Meeting by the Board of Directors or by stockholders who have requested inclusion of proposals in this proxy statement. If any other matter shall properly come before the meeting, the persons named in the accompanying proxy card intend to vote on such matters in accordance with their judgment.

March 26, 2001

                                                                      Appendix A

                        MEMC Electronic Materials, Inc.

                            AUDIT COMMITTEE CHARTER

   The Board of Directors of MEMC Electronic Materials, Inc. (the "Company") hereby adopts this charter to govern the composition of its Audit Committee (the "Committee") and the scope of the Committee's duties and responsibilities, and to set forth specific actions the Board of Directors expects the Committee to undertake to fulfill those duties and responsibilities.

   I. STATEMENT OF PURPOSE

   The Committee will assist the Board of Directors in overseeing and monitoring the Company's financial reporting process. The duties of the Committee are ones of oversight and supervision. It is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations or the Company's compliance programs. The Board of Directors recognizes that the Committee will rely on the advice and information it receives from the Company's management and its outside auditors. The Board does, however, expect the Committee to exercise independent judgment in assessing the quality of the Company's financial reporting process and its systems of internal controls. In doing so, the Board expects that the Committee will maintain free and open communication with the other directors, the Company's independent auditors and the financial management of the Company.

   The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and the Committee shall have direct access to the Company's independent auditors as well as any other employee of the Company. The Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

   II. COMPOSITION OF THE AUDIT COMMITTEE

   The Committee shall be comprised of at least three members of the Board of Directors, with the number of members to be determined from time to time by the Board. Notwithstanding the foregoing, prior to June 14, 2001, the Committee may be comprised of only two members of the Board of Directors. The members shall be designated by the Board of Directors, and each of them shall be "independent" of management and the Company, as that term is defined by (S) 301.01(B)(3) of the New York Stock Exchange Listed Company Manual, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment.

   Each member of the Committee shall have experience or education in business or financial matters sufficient to be able to read and understand fundamental financial statements. In addition, on and after June 14, 2001, the Committee shall include at least one member with accounting or related financial management expertise.

   Unless the Board has previously designated the Chair, the members of the Committee may designate a Chair by majority vote.

   III. MEETINGS

   The Committee shall meet at least four (4) times annually, or more frequently as the Committee may from time to time determine may be appropriate. At least one of these meetings shall include separate executive sessions with the Company's Chief Financial Officer and the independent auditors.

   IV. DUTIES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

   The duties and responsibilities of the Committee shall include the following:

   A. Review Procedures

     1. Review and discuss the Company's financial statements proposed to be included in the Company's Annual Report on Form 10-K with the Company's financial management and independent auditors. Discussion should include significant issues regarding accounting principles, practices and judgments and any items required to be communicated by the independent auditors in accordance with Statement of Auditing Standards No. 61. If deemed appropriate, after consideration of the reviews and discussions, recommend to the Board of Directors that the financial statements be included in the Company's Annual Report on Form 10-K.

     2. Review and discuss the Company's financial statements contained in the Company's Quarterly Reports on Form 10-Q with the Company's financial management and independent auditors. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement of Auditing Standards No. 61. The Chair of the Committee may represent the entire Committee for purposes of this review.

     3. Discuss at least annually with the Company's independent auditors the adequacy and effectiveness of the Company's financial reporting processes and internal controls. Review significant findings prepared by the independent auditors together with management's responses.

     4. Review this charter on an annual basis and make recommendations to the Board of Directors concerning any changes deemed appropriate.

   B. Independent Auditors

     1. Insure receipt of the written disclosures and letter from the Company's independent auditors contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discuss with the auditors any issues required to be discussed regarding their independence and, if appropriate, recommend to the Board of Directors that appropriate action be taken in response to the auditors' written statement to satisfy the Board of the independence of auditors.

     2. Annually evaluate the qualifications and prior performance of the Company's current independent auditors. Based on the representations regarding independence and the results of such evaluation, determine whether to recommend to the Board of Directors that the independent auditors should be reappointed or replaced. If a determination is made to recommend that the current independent auditors should be replaced, recommend to the Board of Directors such replacement. The independent auditors are ultimately accountable to the Board of Directors and Committee, who have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

     3. Meet with the independent auditors and financial management of the Company to review the scope of the annual audit, and the procedures followed or to be followed in conducting the audit.

     4. Prior to releasing year-end earnings, discuss the results of the audit with the independent auditors. Review with the independent auditors any problems or difficulties the auditors may have encountered during the annual audit, including any restrictions placed on the scope of the audit, difficulties obtaining required information, significant areas of disagreement with management, areas where the planned scope of the audit was changed because of concerns or difficulties and significant audit adjustments. Consider and discuss any other matters required to be discussed by Statement of Auditing Standards No. 61, including the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

   C. Other Responsibilities

     1. Review all material related party transactions and potential conflict of interest situations involving the Company's principal stockholder or members of the Board of Directors or senior management.

     2. Prepare the disclosure required of this Committee by Regulation S-K,
  Item 306 of the Securities and Exchange Commission regulations to be included in the Company's annual proxy statement.

     3. Report significant actions of the Committee to the Board of Directors as the Committee deems appropriate.

                        MEMC ELECTRONIC MATERIALS, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                              ]

1. ELECTION OF DIRECTORS:
   Nominees: 01-Alfred Oberholz and 02-Wilhelm Simson

   For  Withhold  For All
   All    All     Except
   [_]    [_]      [_]

   -----------------------------------------------------------------------------
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
   WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED ABOVE.)

2. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. The proxy may be revoked prior to its exercise.

__________________________________________________________________________, 2001
Signature                                               Date

__________________________________________________________________________, 2001
Signature if held jointly                               Date

Note: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                         /\  FOLD AND DETACH HERE  /\



                        MEMC ELECTRONIC MATERIALS, INC.

                      501 Pearl Drive (City of O'Fallon)
                          St. Peters, Missouri 63376

                                March 26, 2001


Dear Stockholder:

     The annual meeting of stockholders of MEMC Electronic Materials, Inc. will be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 at 10:00 a.m. local time on Monday, May 7, 2001.

     It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form above, and return it promptly in the envelope provided.

                                                   Thank you,


                                                   HELENE F. HENNELLY
                                                   Secretary

PROXY                                                                      PROXY

                        MEMC ELECTRONIC MATERIALS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 7, 2001

     The undersigned hereby appoints James M. Stolze and Helene F. Hennelly, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of MEMC ELECTRONIC MATERIALS, INC. (the "Company"), to be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Monday, May 7, 2001, at 10:00 a.m. local time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees listed.

                 PLEASE DATE AND SIGN ON THE REVERSE SIDE AND
                    MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

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5743--MEMC Electronic Materials, Inc. (common)

                        MEMC ELECTRONIC MATERIALS, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                              ]

1. ELECTION OF DIRECTORS:
   Nominees: 01-Alfred Oberholz and 02-Wilhelm Simson

   For  Withhold  For All
   All    All     Except
   [_]    [_]      [_]

   -----------------------------------------------------------------------------
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
   WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED ABOVE.)

2. In its discretion, the Trustee and its proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

The undersigned hereby revokes all prior directions heretofore given by the undersigned to the Trustee with respect to the subject matter hereof for said meeting. The direction may be revoked prior to its exercise.

Dated:____________________________________________________________________, 2001

________________________________________________________________________________
Signature of Plan Participant

Note: Please sign exactly as your name appears hereon.

PLEASE MARK, SIGN AND PROMPTLY RETURN THIS VOTING DIRECTION CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------
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                        MEMC ELECTRONIC MATERIALS, INC.

                      501 Pearl Drive (City of O'Fallon)
                          St. Peters, Missouri 63376

                                March 26, 2001


              TO PARTICIPANTS IN THE MEMC RETIREMENT SAVINGS PLAN

     Enclosed with this voting direction card are the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. (the "Company") which will be held on May 7, 2001. The number of shares of Company common stock (the "Common Stock") shown on the voting direction card represents the number of shares which you are entitled to direct Putnam Fiduciary Trust Company (the "Trustee") to vote. This share amount is based on your balance in the MEMC Stock Fund account in the MEMC Retirement Savings Plan (the "Plan") on March 12, 2001, the record date for the determination of stockholders eligible to vote. In order for these shares to be voted by the Trustee of the Plan in accordance with your confidential instructions, the Trustee must receive your executed voting direction card not later than May 1, 2001. Under the provisions of the Plan, all shares for which no executed voting direction cards are received by May 1, 2001, are to be voted by the Trustee and its proxies in the same proportion for which directions are received. Please note that you will not be able to vote the shares shown on the voting direction card at the Annual Meeting; only the Trustee and its proxies can vote these shares.

PROXY                                                                      PROXY

                        MEMC ELECTRONIC MATERIALS, INC.

     The undersigned hereby directs Putnam Fiduciary Trust Company as trustee (the "Trustee") of the MEMC Retirement Savings Plan (the "Plan") to vote, as designated on the reverse side, all of the shares of Common Stock of MEMC Electronic Materials, Inc. (the "Company") which the undersigned is entitled to direct the Trustee to vote pursuant to the terms of the Plan, on the matters set forth on the reverse side and, in the discretion of the Trustee and its proxies, upon any other business which may properly come before the Annual Meeting of Stockholders of the Company, to be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Monday, May 7, 2001, at 10:00 a.m. local time, and all adjournments thereof.

     This voting direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant. If no direction is made by a participant, voting will be controlled by the terms of the Plan.

                 PLEASE DATE AND SIGN ON THE REVERSE SIDE AND
                    MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                         /\  FOLD AND DETACH HERE  /\




5744--MEMC Electronic Materials, Inc. (retire)